                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement


/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      Savannah Foods & Industries, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                               Marie Woodberry
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                January 12, 1995





Dear Fellow Stockholder:


         You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Savannah Foods to be held on Thursday, February 16, 1995 beginning at 9 a.m. in the Grand Ballroom located on the main lobby floor of the DeSoto Hilton Hotel, 15 East Liberty Street, Savannah, Georgia. I look forward to greeting each of you personally.


         Please sign, date, and return the enclosed proxy card in the envelope provided at your earliest convenience. Whether or not you plan to attend and regardless of the number of shares you own, your vote is important.

         If you plan on attending the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

                                                   Sincerely,

                       SAVANNAH FOODS & INDUSTRIES, INC.
                              POST OFFICE BOX 339
                            SAVANNAH, GEORGIA  31402

                                 ______________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 16, 1995

                                  ___________


         NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Savannah Foods & Industries, Inc. will be held on Thursday, February 16, 1995, starting at 9:00 a.m. Eastern Standard Time in the Grand Ballroom on the main lobby floor of the DeSoto Hilton Hotel, 15 East Liberty Street, Savannah, Georgia, for the purpose of considering and voting on the following matters:

         1. To elect four Directors to hold office for a term of three years and until their successors are elected and qualified.

         2.      To approve an amendment to the By-laws of the Corporation.

         3. To approve the appointment of Price Waterhouse LLP (Price Waterhouse) as independent accountants for the fiscal year ending October 1, 1995.

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


         The Board of Directors of the Company has fixed the close of business on December 23, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.




         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.


                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            John M. Tatum
                                            Secretary

Savannah, Georgia
January 12, 1995

                       SAVANNAH FOODS & INDUSTRIES, INC.

                              POST OFFICE BOX 339

                            SAVANNAH, GEORGIA  31402

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 16, 1995

         This Proxy Statement is being furnished to holders of common stock, par value $.25 per share ("Common Stock"), of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1995 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, February 16, 1995, starting at 9:00 a.m. Eastern Standard Time, in the Grand Ballroom on the main lobby floor of the DeSoto Hilton Hotel, 15 East Liberty Street, Savannah, Georgia, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         This Proxy Statement and form of proxy are first being mailed to stockholders of the Company on or about January 12, 1995.

         All proxies duly executed and received prior to or at the Annual Meeting, and not revoked, will be voted on all matters presented at the meeting in accordance with the instructions indicated on such proxies. In the absence of specified instructions, proxies so received will be voted FOR (1) The named nominees to the Company's Board of Directors, FOR (2) The approval of the amendment to the By-laws of the Corporation, and FOR (3) The approval of the appointment of Price Waterhouse as independent accountants for the fiscal year ending October 1, 1995.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Savannah Foods & Industries, Inc., Post Office Box 339, Savannah, Georgia 31402, Attention:
Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

         The cost of the solicitation of proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally, or by telephone or telegraph by Directors, Officers, and employees of the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a cost not to exceed $3,500 plus reasonable out-of-pocket expenses. The Company will reimburse custodians, nominees, and fiduciaries for forwarding proxy material to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries. The Company has employed Wachovia Bank of North Carolina, N.A., P. O. Box 3001, Winston-Salem, N.C. 27102, to handle the mechanics of checking the validity of proxies and tabulating them.


         The Board of Directors of the Company has fixed the close of business on December 23, 1994 as the record date for the determination of the Company stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock on the record date will be entitled to notice of and to vote at the Annual Meeting. As of November 30, 1994, there were 26,238,196 shares of Common Stock outstanding; each of which is entitled to one non-cumulative vote.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of November 30, 1994, the beneficial ownership of Common Stock of the Company by 5% holders, Directors, each Non- Director Executive Officer named in the Summary Compensation Table below, and by all Directors and Executive Officers of the Company as a group, was as follows:

                                         Amount and Nature       Percent
         Name                        of Beneficial Ownership    of Class
         ----                        -----------------------    --------
         NationsBank Corporation (1)       3,980,662 (2)          15.17%

         Bass Management Trust
          and Related Parties (3)          1,323,400 (4)           5.04%

         W. Waldo Bradley                    155,284 (5)             *
         John D. Carswell                     68,000 (6)             *
         R. Eugene Cartledge                   2,000 (7)             *
         Dale C. Critz                         2,063                 *
         Lee B. Durham, Jr.                    3,774                 *
         F. Sprague Exley                    146,796 (8)             *
         George Fawcett                       57,728                 *
         Ernest Flegenheimer                  29,580                 *
         Arthur Gignilliat                     1,348                 *
         Robert L. Harrison                    6,810 (9)             *
         Robert S. Jepson, Jr.                10,000 (7)             *
         William W. Sprague, Jr.             526,800 (10)           2.01%
         William W. Sprague, III             177,900 (11)            *
         Hugh M. Tarbutton                   229,888 (12)            *
         Arnold Tenenbaum                      1,700 (13)            *

         C. Richard Donnelly                  33,391                 *
         Benjamin A. Oxnard, Jr.              40,587 (14)            *
         William R. Steinhauer                48,461 (15)            *

         All Directors and Executive
          Officers as a group
          (20 individuals)                 1,409,635 (16)          5.37%

         * Indicates less than 1.00%

(1)      The business address of NationsBank Corporation is:

                 NationsBank Plaza
                 Charlotte, North Carolina 28255

(2) Such shares are held for various fiduciary, investment and custodian accounts in which NationsBank Corporation has no beneficial interest. The number of shares held by NationsBank with voting or investment power is as follows: sole voting power - 1,007,675; shared voting power - 2,727,922; sole investment power - 223,076; and shared investment power - 3,670,110.

(3)      The business address of Bass Management Trust and Related Parties is:

                 Bass Management Trust and Related Parties
                 c/o W. Robert Cotham
                 2600 First City Bank Tower
                 Fort Worth, Texas  76102


(4) Information is based on a Schedule 13D, dated November 16, 1992 filed by The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Lee M. Bass, the Airlie Group L.P., EBD L.P., TMT-FW Inc., Thomas M. Taylor, Dort A. Cameron, III, Wesley Guylay Capital Management, and Wesley R. Guylay, disclosing voting and investment power held by such persons with respect to shares of Common Stock.

(5) Includes 3,360 shares in a trust for which Mr. Bradley is trustee with voting rights, and 64,160 shares owned by Bradley Foundation, Inc. of which Mr. Bradley is President. It also includes the following shares in which Mr. Bradley disclaims any beneficial ownership: 8,000 shares in a trust for his children; 50,880 shares owned by a partnership of which his daughters and trusts for his children are among the partners; and 10,804 shares owned by his wife.

(6) Includes the following 28,000 shares in which Mr. Carswell disclaims any beneficial ownership: 14,000 shares in trust for his wife and grandchildren, and 14,000 shares owned by a trust with his children as beneficiaries.

(7) Mr. Jepson and Mr. Cartledge were appointed to the Board of Directors effective January 1, 1995.

(8) Includes 105,051 shares in his mother's estate of which Mr. Exley is a co-executor, and in which he is a residual beneficiary. Includes 2,810 shares held in a trust of which Mr. Exley is a trustee and a beneficiary. It also includes 2,286 shares owned by his wife, in which Mr. Exley disclaims any beneficial ownership.

(9) Includes 1,780 shares owned by his wife, in which Mr. Harrison disclaims any beneficial ownership.

(10) Includes 16,944 shares owned by his wife and 3,440 shares in a trust for which Mr. Sprague is trustee. He disclaims any beneficial ownership in any of these shares. Also includes 157,000 shares in a Grantor Retained Income Trust.

(11) Includes 157,000 shares held in trust, of which Mr. Sprague is a trustee and a beneficiary. Also includes 3,052 shares owned by his wife and 8,949 shares owned by his children, in which Mr. Sprague disclaims any beneficial ownership.

(12) Includes 27,392 shares held by his wife as custodian for their children, in which Mr. Tarbutton disclaims any beneficial ownership.

(13) Includes 1,100 shares held by his wife as custodian for their children, in which Mr. Tenenbaum disclaims any beneficial ownership.

(14) Includes 825 shares owned by his wife in which Mr. Oxnard disclaims any beneficial ownership.

(15) Includes 1,848 shares owned by his wife and 800 shares held in trust for his children in which Mr. Steinhauer disclaims any beneficial ownership.

(16) This amount is adjusted for the 157,000 shares held in trust and included under both William W. Sprague, Jr. and William W. Sprague, III.

                             ELECTION OF DIRECTORS

         Four Directors have been nominated by the Board of Directors for election at this meeting. The four nominees proposed for election for three-year terms are offered for election to hold office until the Annual Meeting in 1998, and until their successors are elected and qualified, or until their death, disability, or resignation. PROXIES RETURNED BY STOCKHOLDERS WILL BE VOTED "FOR" ELECTION OF DIRECTORS AS AFORESAID UNLESS OTHERWISE DIRECTED ON THE PROXY. If any nominee shall become unavailable for election, which is not anticipated, the shares represented by proxies will be voted for such substitute nominee as may be designated by the Board of Directors.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to elect the nominees as Directors. Abstention and broker non-votes will have the same effect as a vote to withhold authority in the election of Directors.

         Set forth on the following pages is information with respect to the nominees and standing members of the Board of Directors, current as of November 30, 1994 other than information relating to Mr. William W. Sprague, Jr. and Mr. George Fawcett both of whom retired from the Board of Directors effective December 31, 1994 pursuant to the mandatory retirement provision in the Company's By-laws. As a result of these retirements, the Board, at its December 1994 meeting, elected Mr. Robert S. Jepson, Jr. and Mr. R. Eugene Cartledge to serve the remaining portions of the present terms which expire in 1995 and 1997, respectively, and elected Mr. William W. Sprague, III to the position of Chief Executive Officer.

       DIRECTORS WHO ARE NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS



A photograph              DALE C. CRITZ                                Mr. Dale C. Critz is owner and President of Critz, Inc.,
of Mr. Critz              President,                                   a retail automobile dealership.  He has served on the
appears in the            Critz, Inc.                                  Board of Directors of Trust Company Bank since 1963 and
paper format              Age:  62                                     was appointed Chairman of the Board in 1992.  He is a
version of                Director since:  1993                        Trustee of the Georgia Automobile Dealers Association
this document             Present term expires:  1995                  Workers Compensation Fund.
                          Member:  Compensation Committee



A photograph              ARTHUR M. GIGNILLIAT, JR.                    Mr. Arthur M. Gignilliat, Jr., is President and Chief
of Mr. Gignilliat         President and Chief Executive                Executive Officer of Savannah Electric and Power
appears in the             Officer,                                    Company.  He serves on the Board of Directors of
paper format              Savannah Electric and Power                  NationsBank of Georgia, N.A., Savannah, Georgia and
version of                 Company                                     Savannah Electric and Power Company, and is a member of
this document             Age:  62                                     the Metropolitan Atlanta Olympic Games Authority and the
                          Director since:  1988                        Governor's Development Council.
                          Present term expires:  1995
                          Member:  Compensation Committee
                           (Chairman)



A photograph              ROBERT S. JEPSON, JR.                        Mr. Robert S. Jepson, Jr., is Chairman of the Board and
of Mr. Jepson             Chairman and Chief Executive                 Chief Executive Officer of Kuhlman Corporation,
appears in the             Officer,                                    Savannah, Georgia.  Mr. Jepson is also Chairman and
paper format              Kuhlman Corporation                          Chief Executive Officer of Jepson Associates, Inc. of
version of                Age:  52                                     Savannah, Georgia, and of Jepson Vineyards Ltd. of
this document             Director since:  1995                        Ukiah, California.  He serves on the Board of The
                          Present term expires:  1995                  Washington Water Power Company of Spokane, Washington,
                                                                       and that of its subsidiary, Pentzer Corporation, also in
                                                                       Spokane.  In addition, he is a Director of Schwitzer
                                                                       Inc. of Asheville, North Carolina, and is Vice Rector
                                                                       and a Trustee of the University of Richmond in Virginia.





A photograph              ARNOLD TENENBAUM                             Mr. Arnold Tenenbaum is President of Chatham Steel
of Mr. Tenenbaum          President,                                   Corporation. Chatham Steel is a wholesale distributor of
appears in the            Chatham Steel Corporation                    metal products.  It has branches in five states.  Mr.
paper format              Age:  58                                     Tenenbaum is on the Board of Directors of First Union
version of                Director since:  1989                        Bank of Savannah, First Union Bank of Georgia, Savannah
this document             Present term expires:  1995                  Electric and Power Company, and the Georgia Lottery
                          Member:  Audit Committee                     Corporation.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996



A photograph              W. WALDO BRADLEY                             Mr. W. Waldo Bradley is Chairman of the Board of Bradley
of Mr. Bradley            Chairman,                                    Plywood Corporation, Savannah, Georgia, a wholesale
appears in the            Bradley Plywood Corporation                  distributor of building materials.  He also serves as a
paper format              Age:  60                                     Director of First Union Corporation, Charlotte, North
version of                Director since:  1979                        Carolina, and Atlanta Gas Light Company.
this document             Present term expires:  1996
                          Member:  Compensation,
                           Executive, and Nominating
                           Committees


A photograph              JOHN D. CARSWELL                             Mr. John D. Carswell has been in the general insurance
of Mr. Carswell           Associated with Sedgwick                     business all of his business life.  He was associated
appears in the             James, Inc.                                 with Palmer & Cay/Carswell, Inc. until December 1, 1993
paper format              Age:  63                                     and joined Sedgwick James, Inc. on April 1, 1994.
version of                Director since:  1985
this document             Present term expires:  1996
                          Member:  Audit Committee and
                           Nominating Committee (Chairman)


A photograph              F. SPRAGUE EXLEY                             Mr. F. Sprague Exley, who first joined the Company in
of Mr. Exley              Vice President - Distribution,               1965, is Vice President - Distribution, and President of
appears in the            Savannah Foods & Industries, Inc.            Food Carrier, Inc., a wholly-owned subsidiary of the
paper format              Age:  55                                     Company.  He also serves as an Officer and a Director of
version of                Director since:  1976                        several of the Company's other subsidiaries, is on the
this document             Present term expires:  1996                  Community Advisory Board of NationsBank of Georgia,
                                                                       N.A., Savannah, Georgia, and is a member of the Board of
                                                                       the Georgia Freight Bureau, Inc., Atlanta, Georgia.


A photograph              WILLIAM W. SPRAGUE, III                      Mr. William W. Sprague, III has been President and Chief
of Mr. Sprague            President and Chief Executive                Executive Officer of Savannah Foods & Industries, Inc.,
appears in the             Officer,                                    since January 1, 1995.  He served as President and Chief
paper format              Savannah Foods & Industries, Inc.            Operating Officer since 1993.  He began his career with
version of                Age:  38                                     the Company in 1983, and his previous position was Vice
this document             Director since: 1990                         President - Sales.  He also serves as an Officer and a
                          Present term expires:  1996                  Director of several of the Company's subsidiaries.
                          Member:  Executive Committee
                           (Chairman)



A photograph              HUGH M. TARBUTTON                            Mr. Hugh M. Tarbutton is President of Sandersville
of Mr. Tarbutton          President,                                   Railroad Company, Sandersville, Georgia.  He is also a
appears in the            Sandersville Railroad Company                Director of NationsBank of Georgia, N.A.
paper format              Age:  62
version of                Director since:  1971
this document             Present term expires:  1996
                          Member:  Executive and Nominating
                           Committees, and Audit Committee
                           (Chairman)

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997


A photograph              R. EUGENE CARTLEDGE                          Mr. R. Eugene Cartledge retired as Chairman and Chief
of Mr. Cartledge          Director,                                    Executive Officer of Union Camp Corporation in June
appears in the            Union Camp Corporation                       1994, a position he had held since 1986.  He has been a
paper format              Age:  65                                     member of the Union Camp Board of Directors since 1983
version of                Director since:  1995                        and continues to serve in that capacity.  He is also a
this document             Present term expires:  1997                  Director of NationsBank Corporation, The Sun Company,
                                                                       Delta Air Lines, Inc. and Blount, Inc.


A photograph              LEE B. DURHAM, JR.                           Mr. Lee B. Durham, Jr., is a shareholder in the law firm
of Mr. Durham             Attorney                                     of Hill Lewis P.C., Detroit, Michigan and has been a
appears in the            Hill Lewis P.C.                              practicing attorney for more than 30 years.  His firm is
paper format              Age:  64                                     general counsel to Michigan Sugar Company, a wholly-
version of                Director since:  1985                        owned subsidiary of the Company.  He is also a Director
this document             Present term expires:  1997                  of Michigan Sugar Company and has been Secretary of that
                                                                       company since 1976.




A photograph              ERNEST FLEGENHEIMER                          Mr. Ernest Flegenheimer was President of Michigan Sugar
of Mr. Flegenheimer       President and Chief Executive                Company from 1963 until his retirement on December 31,
appears in the             Officer,                                    1993, and has been active in the beet sugar industry for
paper format              Michigan Sugar Company -- Retired            more than 39 years.  He was also President of Great
version of                 as of December 31, 1993                     Lakes Sugar Company, a subsidiary of Michigan Sugar
this document             Age:  67                                     Company, and Senior Vice President of the Company.  He
                          Director since:  1984                        continues to serve as a Director of Michigan Sugar
                          Present term expires:  1997                  Company and several of the Company's other subsidiaries.
                          Member:  Executive Committee                 He is a Director of Second National Bank of Saginaw,
                                                                       Saginaw, Michigan.




A photograph              ROBERT L. HARRISON                           Mr. Robert L. Harrison is President of Stevens Shipping
of Mr. Harrison           President,                                   & Terminal Co., Savannah, Georgia.  Stevens conducts
appears in the            Stevens Shipping & Terminal Co.              steamship agency and stevedoring services in South
paper format              Age:  54                                     Atlantic port areas.  He is also an Advisory Director of
version of                Director since:  1990                        NationsBank of Georgia, N.A., Savannah, Georgia; a Vice
this document             Present term expires:  1997                  President and a Director of Fairway Terminal Corporation
                          Member:  Audit and Compensation              of Texas; and a Director of Gulf Services, Inc. of
                           Committees                                  Louisiana.

                MANAGEMENT OF SAVANNAH FOODS & INDUSTRIES, INC.

         In addition to the Officers who also serve as Directors, as described under Election of Directors, the following individuals serve as Executive Officers of the Company:


            C. Richard Donnelly                                   Mr. Donnelly, age 56, first joined the Company in 1966,
            Senior Vice President                                 and was elected to his present office as of January 1,
            President - Combined Cane Operations                  1995.  Prior to that he served as Senior Vice
                                                                  President -Operations, Group Vice President - Cane
                                                                  Operations and as Vice President - Sales.  He also
                                                                  serves as an Officer and Director of several of the
                                                                  Company's subsidiaries.


            James M. Kelley                                       Mr. Kelley, age 51, first joined the Company in 1973,
            Senior Vice President                                 and was elected to his present office as of January 1,
            President - Dixie CrystalsR Brands                    1995.  Prior to that he served as President - Dixie
                                                                  Crystals Foodservice, Inc. and as Assistant Vice
                                                                  President - Foodservice Division.  He also serves as an
                                                                  Officer and Director of several of the Company's
                                                                  subsidiaries.




            William R. Steinhauer                                 Mr. Steinhauer, age 53, first joined the Company in
            Senior Vice President -                               1977, and was elected to his present office in 1993.
             Finance and Administration,                          Prior to that he served as Vice President - Finance.  He
             and Assistant Secretary                              also serves as an Officer and Director of several of the
                                                                  Company's subsidiaries.



            Benjamin A. Oxnard, Jr.                               Mr. Oxnard, age 60, first joined the Company in 1983 as
            Vice President - Raw Sugar                            Vice President - Raw Sugar.  He also serves as an
                                                                  Officer of several of the Company's subsidiaries.




            David H. Roche                                        Mr. Roche, age 47, first joined Michigan Sugar Company
            Vice President                                        in 1976, and assumed his present office in 1994.  Prior
            President and Chief Operating                         to that he served Michigan Sugar Company as Executive
             Officer - Michigan Sugar Company                     Vice President and as Vice President - Administration.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and cash-equivalent remuneration, and the aggregate of the contingent forms of remuneration paid by the Company to, or for the account of, or accrued by the Company for the account of its Chief Executive Officer and of its four other most highly compensated Executive Officers:

                                                                     LONG TERM COMPENSATION
- ---------------------------------------------------------------------------------------------------------------
                   ANNUAL COMPENSATION                                     AWARDS         PAYOUTS
- ---------------------------------------------------------------------------------------------------------------
                                                           OTHER
NAME                                                       ANNUAL    RESTRICTED                       ALL OTHER
AND                                                        COMPEN-     STOCK     OPTIONS/    LTIP      COMPEN-
PRINCIPAL                               SALARY    BONUS    SATION      AWARDS      SARS     PAYOUTS    SATION
POSITION(1)                   YEAR(2)     ($)      ($)     ($)(3)       ($)        ($)        ($)      ($)(4)
- ---------------------------------------------------------------------------------------------------------------
W. W. SPRAGUE, JR.          1993-94     600,000        0      0           0           0        0       99,567
 CHAIRMAN OF THE BOARD &      1993      450,000        0      0           0           0        0       72,944
 CHIEF EXECUTIVE OFFICER      1992      600,000   81,750      0           0           0        0       98,389
                              1991      600,000  450,000      0           0           0        0       86,741

W. W. SPRAGUE, III          1993-94     228,750        0      0           0           0        0       14,128
 PRESIDENT AND CHIEF          1993      157,500        0      0           0           0        0       11,670
 OPERATING OFFICER

C. RICHARD DONNELLY         1993-94     202,562        0      0           0           0        0       14,081
 SENIOR VICE PRESIDENT-       1993      146,438        0      0           0           0        0       11,679
 OPERATIONS                   1992      177,501   19,348      0           0           0        0       12,953
                              1991      162,500   85,313      0           0           0        0       18,561

W. R. STEINHAUER            1993-94     183,350        0      0           0           0        0        4,290
 SENIOR VICE PRESIDENT-       1993      134,475        0      0           0           0        0        7,123
 FINANCE & ADMINISTRATION     1992      164,277   17,906      0           0           0        0        7,296
                              1991      157,500   82,688      0           0           0        0       17,515

B. A. OXNARD, JR.           1993-94     172,674        0      0           0           0        0       21,790
 VICE PRESIDENT-              1993      126,525        0      0           0           0        0       16,415
 RAW SUGAR                    1992      164,277   15,668      0           0           0        0       20,373
                              1991      157,500   82,688      0           0           0        0       26,211
- ---------------------------------------------------------------------------------------------------------------

(1) The principal position listed represents the principal position the Executive Officer held during fiscal 1994.

(2) Due to the Company's change in fiscal year, the 1993-94 amounts reflect compensation during the fiscal year ended October 2, 1994, the 1993 amounts reflect compensation earned during the nine-month period from January 1993 through September 1993, and the 1992 and 1991 amounts reflect compensation earned during the 1992 and 1991 fiscal years, respectively.

(3)      "Perquisites" do not exceed $50,000 or 10% of total salary and bonus.

(4) "All Other Compensation" for 1993-94 includes: (i) above market earnings accrued on deferred compensation (Mr. Sprague, Jr. - $79,704; Mr. Sprague, III - $793; Mr. Donnelly - $10,378; Mr.
         Steinhauer - $3,431; Mr. Oxnard - $18,563), (ii) Director fees (Mr. Sprague, Jr. - $9,600; Mr. Sprague, III - $9,600), (iii) amounts contributed to defined contribution retirement plans (Mr. Sprague, Jr.
         - $3,380; Mr. Sprague, III - $3,357; Mr. Donnelly - $3,137; Mr.
         Steinhauer - $859; Mr. Oxnard - $751), and (iv) amounts accrued as contributions to non-qualified retirement plans (Mr. Sprague, Jr. - $6,883; Mr. Sprague, III - $378; Mr. Donnelly - $566; Mr. Steinhauer - $0; Mr. Oxnard - $2,476). In accordance with applicable requirements, this detailed information is not included for years prior to 1993-94.

PENSION PLANS

         The Company has in effect a non-contributory pension plan which applies to substantially all employees, including Officers. The normal retirement age under the plan is 65. When an employee retires, several forms of benefit payments are available, including an actuarially reduced benefit to provide a surviving spouse's annuity of 50%, 75%, or 100% of the employee's reduced pension. The basic payment formula is 2% of the final three-year average of earnings, times credited years of service (up to 30) minus a Social Security allowance. A reduced benefit can be received at age 55 with 10 or more years of credited service or at age 62 with five or more years of credited service. The following table shows the estimated annual pension benefits payable to participants upon normal retirement from the Company's pension plan in specified remuneration classes and years of credited service:

                               PENSION PLAN TABLE





                                                              YEARS OF SERVICE
                       --------------------------------------------------------------------------------------------------
  Remuneration            10               15               20               25               30               35 & ABOVE
  $125,000             $23,200          $34,800          $46,400         $57,900           $69,500              $69,500
  $150,000 & ABOVE      28,200           42,300           56,400          70,400            84,500               84,500


         Covered compensation is defined as base salary, as presented under the Salary column in the Summary Compensation Table, however, it is subject to Internal Revenue Code limits. The amounts set forth in the table are calculated on a single straight life annuity basis payable at age 65 and are offset by an allowance for Social Security. The estimated credited years of service for each of the named Executive Officers is: W. W. Sprague, Jr.: 42;
W. W. Sprague, III:  11; C. Richard Donnelly:  28; W. R.  Steinhauer:  17; and
B. A. Oxnard, Jr.:  11.

         In addition to benefits paid under the Company's pension plan for substantially all employees, all Officers of the Company receive coordinated benefits from the Supplemental Executive Retirement Plan. The Plan includes each of the Officers listed in the foregoing Summary Compensation Table, and provides that retirement benefits for these Executive Officers will be equal to 65% of their covered compensation. These retirement benefits will consist of normal pension benefits under the Company's qualified pension plan, Social Security benefits and a supplemental benefit provided under this plan. The estimated annual benefits payable upon retirement at normal retirement age, using current average earnings, for each of the named Executive Officers from the Company's non-contributory pension plan and Supplemental Executive Retirement Plan are as follows: W. W. Sprague, Jr.: $376,236; W. W. Sprague,
III: $100,166; C. Richard Donnelly: $109,114; W. R. Steinhauer: $99,198; and B.A. Oxnard, Jr.: $95,187.


EMPLOYMENT CONTRACTS

         The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. Thus, the Company has entered into contracts with all Corporate Officers to reduce the risk of their departure or distraction to the detriment of the Company and its stockholders. If these Officers are terminated after a change in control of the Company, as defined therein, the contract provides for a lump sum payment of 2.99 times average annual taxable compensation for the past five years.

         In the event of a change of control which would trigger the lump sum payment provisions of these contracts in fiscal 1995, the cost to the Company for the five Executive Officers listed in the Summary Compensation Table above would be $2,135,975.

         Mr. William W. Sprague, Jr.'s employment contract expired on December 31, 1994, at which time he retired from the Company. Thus, the amount presented above does not include any amount for Mr. Sprague, Jr.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has the responsibility for recommending to the full Board the compensation arrangements for senior management of the Company, and also recommends to the Board adoption of and/or modification to any compensation plans in which Officers and Directors are eligible to participate, as well as the benefits under such plans. This responsibility includes reviewing and considering new, or amendments to, compensation plans, retirement plans and other benefit plans, and monitoring the performance and compensation of Executive Officers.

         The Company maintains compensation and benefit programs designed to attract, motivate, and retain management and employees. Wherever practical, the Company attempts to link employee reward to financial performance and stockholder reward. The Company currently maintains seven compensation or retirement plans. In addition, employment contracts are currently in place with all Corporate Officers as explained on page 10 of this proxy statement. Except for the Supplemental Executive Retirement Plan and a deferred compensation plan, substantially all non-union employees in the Company participate in all other plans. The Supplemental Executive Retirement Plan was designed to eliminate an inequity to managers and officers that exists in companies with a qualified defined benefit pension plan. Only two plans, the Supplemental Executive Retirement Plan and the deferred compensation plan, provide benefits to Executives on a basis other than they are provided to all other non-union employees.


         The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for an annual bonus under the profit-sharing bonus plan, and (3) potential for a contribution to the Employee Stock Ownership Plan (ESOP). The second and third components are "at risk" and are determined by the profitability of the Company for the year. The "at risk" component of compensation fluctuates significantly with earnings, and as a result it represented 0% of total compensation of the five named Executive Officers in fiscal 1994, 1% for fiscal 1993, 12% for 1992, and 41% for 1991. The only manner in which Officers participate in the profit sharing bonus plan on a basis other than non-officer employees is that the target award increases as a percent of pay, based on job grade, from 5% for most employees to a maximum of 50% for the Chief Executive Officer (CEO). The target award is achieved when return on equity (ROE), as defined (consolidated net income plus the after tax charge to income for the year for the contribution, if any, to the ESOP divided by consolidated stockholders' equity at the beginning of the year), reaches 16%. If ROE is less than 13%, there is no profit sharing payment, and if it exceeds 20%, a maximum of 150% of the target award is paid. ESOP contributions are recommended by management and approved by the Board of Directors based primarily upon earnings of the Company. Contributions to the ESOP are made after considering the Company's earnings for the year and its cash position and other cash requirements at year end and in the following year. The Committee has no discretion with respect to the amount of the contribution allocated to the CEO under the ESOP. Rather, these contributions are allocated to each participant, including the CEO, based upon his or her earnings for the year as required by Internal Revenue Service regulations.


         The Company does not have a Stock Option or Stock Appreciation Rights Plan and no options or appreciation rights are outstanding from former plans.

         Annually the Company evaluates the performance of Executive Officers and other key employees and establishes an appropriate compensation level for each person. Job grades and minimum, normal and maximum compensation levels have been assigned to every position. The annual update of the base salary level is made from several compensation surveys in which the Company participates. The Company's salary levels are compared to the same positions in companies with similar sales amounts from a wide variety of industries, with emphasis placed upon companies in the food and kindred products standard industrial classification code. The average base salary for these positions approximates the average market data obtained in the surveys. Four of the 17 companies in the peer group index on page 13 of this proxy statement are also included in one or more of the compensation surveys. The Company has not attempted to compare itself to the other companies in the peer group because they are not included in the survey data reviewed by the Committee, and in addition, the Company does not believe it competes with such other companies for executive talent. Total compensation, as explained above, is determined objectively based upon the plans and the base salary survey data. Changes to base salary of all Corporate Officers are recommended by the CEO to this

Committee in November or December of each year. At this time, he discusses with the Committee the performance of each Officer and his or her potential for advancement. The Committee then decides whether or not to recommend approval to the Board of Directors of the management recommendations. If an Officer promotion is requested by management at any other time, a similar process is followed.

         The Committee evaluates the performance of the CEO before recommending approval of a base salary adjustment for him. The compensation survey data and other information is used by the Committee in determining his salary adjustment. The Committee concluded that the survey data and the CEO's performance warranted a salary increase for 1992, 1993 and 1994. However, lower corporate earnings and a lower stock price have resulted in less stockholder reward in those years. The Committee agreed with the CEO that by his foregoing a salary increase in these years, the Company would reinforce the linkage between senior management reward and stockholder reward. In fact, the five most highly compensated officers recommended and accepted a 2% decrease in base pay effective October 1, 1994 in recognition of the lower level of corporate earnings.

         The Committee believes that the compensation program currently in place is appropriate, considering those in place at comparable companies and considering the Company's goal to link employee and management compensation to stockholder reward. It believes that the total remuneration generated by this compensation package is reasonable and competitive by the same standard.

COMPENSATION COMMITTEE:

         Arthur M. Gignilliat, Jr. (Chairman)               Dale C. Critz

         W. Waldo Bradley                                   Robert L. Harrison


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1994, the four persons listed above, Messrs. Gignilliat, Bradley, Critz and Harrison served as members of the Compensation Committee.
No member of this committee is a former or current Officer or employee of the Company or any of its subsidiaries. Robert L. Harrison, a Director of the Company, is President of Stevens Shipping & Terminal Company in Savannah, Georgia. The Company conducts business with this firm related to port activities associated with the importation of raw sugar. In the fiscal year ended October 2, 1994, the Company purchased services from this firm in the amount of approximately $1,276,000.



      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company believes that during the preceding fiscal year, its Officers and Directors have complied with all
Section 16 filings with the exception of the following: i) C. Richard Donnelly made one late filing relating to three transactions, this filing was made twelve days late, ii) James M. Kelley made one late filing relating to one transaction, iii) George Fawcett made three late filings of three dividend reinvestments totaling 246 shares, iv) William W. Sprague, III made four late filings of four dividend reinvestments totaling 50 shares, and v) Otto Hohnerlein, Jr. filed his initial report of ownership late.

                               PERFORMANCE GRAPH





              A graph depicting the information in the table below
                     is displayed on page 13 of this Proxy.
         This graph appears in the paper format version of the document and not in this electronic filing.





                            1989             1990             1991             1992             1993             1994
Savannah Foods            100.00            91.50            62.03            59.68            65.26            50.40

S&P 500                   100.00            96.45           123.06           135.88           146.89           151.58

Peer Group (Old)          100.00            88.49           102.60           101.98           100.08            98.08

Peer Group (New)          100.00            95.91           113.01           117.72           111.10           116.73


         The data presented above assumes $100 was invested on December 31, 1989, at the closing price in Savannah Foods & Industries, Inc. Common Stock, the S&P 500 Index, and the two peer group indexes and that all dividends were reinvested.


         The Company has changed the composition of its peer group index to present information which it believes is more useful to investors.
         The old peer group index is comprised of companies in the bakery
         (2050), dairy (2020), and sugar and confectionery products (2060) standard industrial classification codes which are traded on the New York or American Stock Exchanges. This group includes companies with a wide range of market capitalizations. Because of this, and because the index is market capitalization weighted, one company represents 50% of the index, and combined with two other companies represents 78% of the index. The new peer group is a combination of (i) the S&P 400 MidCap Food and Beverages Index, which includes the Company, and (ii) all other companies in the 2060 sugar and confectionery products standard industrial classification code of which sugar represents the sole or a large portion of their business.


         The Company will provide the identity of all the component companies of both the old and the new peer groups to investors upon written request to the Vice President - Administration, Savannah Foods & Industries, Inc., P.O. Box 339, Savannah, Georgia 31402-0339, or by calling the Company at (912) 234-1261.

         The Company changed its fiscal year end from the Sunday closest to December 31 to the Sunday closest to September 30, effective for the fiscal period ended October 3, 1993. As a result, the above graph reflects, for 1993, the investment return for nine months from January 3, 1993 to October 3, 1993. All other periods presented represent twelve months.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         John D. Carswell, a Director of the Company, was formerly associated with the insurance firm of Palmer & Cay/Carswell, Inc. during fiscal 1994. The Company conducts business with this firm for its insurance needs. In the fiscal year ended October 2, 1994, the Company purchased services from this firm in the amount of approximately $1,533,000.

         R. Eugene Cartledge, a Director of the Company, retired as Chairman and Chief Executive Officer of Union Camp Corporation in June 1994. The Company purchases paper products from this firm. In the fiscal year ended October 2, 1994, the Company purchased goods from this firm in the amount of $4,979,000.

         Lee B. Durham, Jr., a Director of the Company, is a shareholder in the law firm of Hill Lewis, P.C., in Detroit, Michigan. His firm is general counsel to Michigan Sugar Company, which is a wholly-owned subsidiary of the Company.

         Robert L. Harrison, a Director of the Company, is President of Stevens Shipping & Terminal Company in Savannah, Georgia. The Company conducts business with this firm related to port activities associated with the importation of raw sugar. In the fiscal year ended October 2, 1994, the Company purchased services from this firm in the amount of approximately $1,276,000.

         William W. Sprague, III, a Director of the Company, and the President and Chief Executive Officer of the Company, is the son of William W. Sprague, Jr., the former Chairman of the Board and Chief Executive Officer of the Company who retired from the Company as of December 31, 1994.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         During the fiscal year ended October 2, 1994, the Board of Directors met eight times. No Director attended fewer than 75% of the Board and Committee meetings.

         The Directors are paid a fee of $1,200 for attendance at each meeting of the Board of Directors and $400 for attendance at each Committee meeting, except that if a Committee meeting is held on the day of a Board meeting, the members of the Committee are not paid extra for the Committee meeting. Outside Directors are also paid an annual retainer of $12,500.

         The Board of Directors has an Executive Committee and three standing committees -- an Audit Committee, a Compensation Committee, and a Nominating Committee.

         The Executive Committee has the authority of the Board of Directors between meetings of the Board. The Committee is composed of Messrs. Bradley, Flegenheimer, Sprague, III (Chairman), and Tarbutton. It met twice during fiscal 1994.

         The Audit Committee serves as the communication link between the Board, as the representative of stockholders, and the independent accountants. The Company's internal auditors report to this Committee. The Committee is composed of Messrs. Carswell, Harrison, Tarbutton (Chairman), and Tenenbaum. It met three times during fiscal 1994.

         The Compensation Committee has the responsibility for recommending to the full Board the compensation arrangements for senior management of the Company, and also recommends to the Board adoption of and/or modification to any compensation plans in which Officers and Directors are eligible to participate, as well as the benefits under such plans. The Committee is composed of Messrs. Bradley, Critz, Gignilliat (Chairman), and Harrison. It met four times during fiscal 1994.

         The Nominating Committee has the responsibility of nominating new Board members and will consider qualified nominees for director recommended by stockholders. Recommendations should be sent to the Chairman of the Nominating Committee, in care of the Secretary of the Company. The Committee is composed of Messrs. Bradley, Carswell (Chairman), and Tarbutton. It met twice in fiscal 1994.

         The Audit, Compensation, and Nominating committees are composed of non-management Directors.

                  AMENDMENT TO THE BY-LAWS OF THE CORPORATION

         Article III, Section 2 of the By-laws presently provides that the number of Directors shall be between three and thirteen. At the Board of Directors meeting held on December 14, 1994, a motion was passed to recommend that the By-laws be amended to increase the maximum number of Directors to fifteen. Article III, Section 2 presently reads in pertinent part:

         The number of Directors shall not be less than three nor more than thirteen . . . .

         THE FOLLOWING RESOLUTION WILL BE PROPOSED AT THE MEETING, AND PROXIES RETURNED BY STOCKHOLDERS WILL BE VOTED "FOR" THE RESOLUTION AMENDING THE BY-LAWS UNLESS OTHERWISE DIRECTED ON THE PROXY:

         RESOLVED: that Article III, Section 2 of the By-laws be amended to increase the maximum number of Directors to fifteen so that as amended the first clause of the first sentence of Article III, Section 2 shall read as follows:

         The number of Directors shall not be less than three nor more than fifteen as fixed from time to time by resolution of the Board of
         Directors . . . .

         The purpose of this proposal is to enable the Board to access additional expertise.

         The affirmative vote of the holders of seventy-five percent of the outstanding stock of this Corporation entitled to vote thereon is required to approve this amendment. Abstention and broker non-votes will have the same effect as a vote against the approval of this amendment.

         If the proposed amendment is adopted, the Nominating Committee intends to recommend that the Board of Directors adopt a resolution fixing the number of Directors at fifteen.



               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has again selected Price Waterhouse to serve as the Company's independent accountants for the current fiscal year, and proposes that the stockholders ratify this selection at the Annual Meeting. Price Waterhouse has served as independent accountants for the Company since 1972. Price Waterhouse has advised the Company that neither it nor any of its partners have any direct financial interest or material indirect financial interest in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, Director, Officer, or employee.

         Representatives of Price Waterhouse will be present at the 1995 Annual Meeting with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. See "Board of Directors and Committees of the Board" herein as to members of the Audit Committee of the Board of Directors.

         PROXIES RETURNED BY STOCKHOLDERS WILL BE VOTED "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS UNLESS STOCKHOLDERS INDICATE IN THEIR PROXIES THEIR DESIRE TO HAVE THEIR SHARES VOTED "AGAINST" SUCH RATIFICATION.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the appointment of independent accountants. Abstention and broker non-votes will have the same effect as a vote against ratification of the independent accountants.

                                 ANNUAL REPORT

         The Company's annual report for the fiscal year ended October 2, 1994, including financial statements, was mailed on or about January 12, 1995 to stockholders of record on December 23, 1994 except those stockholders who have requested elimination of multiple copies of annual reports to the same address.



                   1996 ANNUAL MEETING STOCKHOLDER PROPOSALS

         A stockholder wishing to present a proposal at the 1996 Annual Meeting must submit the proposal in writing, addressed to the Secretary, Savannah Foods & Industries, Inc., Post Office Box 339, Savannah, Georgia 31402, not later than September 14, 1995, in order for such proposal to be considered for inclusion in the proxy material and agenda of the 1996 Annual Meeting.



                                 OTHER MATTERS

         The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. If matters other than those set forth in this proxy statement are properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgment on such other matters.

                                              By Order of the Board of Directors

                                              John M. Tatum
                                              Secretary





Savannah, Georgia
January 12, 1995

                       SAVANNAH FOOD & INDUSTRIES, INC.
            PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned acknowledges receipt of a Notice of Meeting and Proxy Statement dated January 12, 1995, and hereby appoints William W. Sprague, III, C. Richard Donnelly, and W.R. Steinhauer, and each or any of them with power of substitution, attorneys and proxies, with powers the undersigned would possess if personally present, to appear and vote all stock of the undersigned in Savannah Foods & Industries, Inc., at the Annual Meeting of Stockholders to be held February 16, 1995, 9:00 a.m., in the Grand Ballroom on the main lobby floor of the DeSoto Hilton Hotel, 15 East Liberty Street, Savannah, Georgia, and at any adjournment or postponement thereof.

1) ELECTION OF DIRECTORS: (For Three-years Terms Expiring in 1998)
  [ ] FOR ALL NOMINEES listed below            [ ] WITHHOLD AUTHORITY to vote
      (except as marked to the contrary below).    for all nominees listed below.

Dale C. Critz, Arthur M. Gignilliat, Jr., Robert S. Jepson, Jr., Arnold Tenenbaum
INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided.


- ---------------------------------------------------------------------------------------------------------------------------

2) APPROVAL OF THE AMENDMENT TO THE BY-LAWS of the Corporation.
    [ ] FOR                    [ ] AGAINST             [ ] ABSTAIN

3) APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP as independent accountants for the fiscal year ending
   October 1, 1995.
    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

(4) THE TRANSACTION OF SUCH OTHER BUSINESS as may properly come before the Annual Meeting.

          (Continued and to be signed and dated on the reverse side)

                       (continued from the other side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTORS (ITEM 1), "FOR" THE APPROVAL OF THE AMENDMENT TO THE BY-LAWS (ITEM 2), AND "FOR" THE APPROVAL OF PRICE WATERHOUSE LLP (ITEM 3).


                            --------------------------------------------------
                            (Please sign exactly as your name appears hereon and return promptly in the enclosed envelope.)

                            Date:________________________________________,1995